Exhibit 10.37

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following Parties on January 10, 2008 in Beijing, People’s Republic of China (the “PRC” or “China”).

Party A:	ChinaCache Network Technology (Beijing) Co., Ltd.
Address:	Floor 6, Tower A, Galaxy Plaza, No.10 Jiu Xian Qiao Middle Road, Chaoyang District, 100016, Beijing

Party B:	Shanghai Jnet Telcom Co., Ltd.
Address:	Room 221, No.728 Guanghua Road, Minhang District, Shanghai

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

1.      Party A is a wholly foreign owned enterprise established in China, and has the necessary resources to provide technical services and business consulting services;

2.      Party B is a company with exclusively domestic capital registered in China and may engage in value-added telecommunication business (“Principal Business”) as approved by the relevant governmental authorities in China;

3.      Party A is willing to provide Party B with exclusive full business supporting (technical, consulting etc.) services in relation to the Principal Business during the term of this Agreement utilizing its own advantages in human resources, technology and information, and Party B is willing to accept such services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, Party A and Party B have reached the following agreements:

1.             Services Provided by Party A

1.1           Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete business support and technical and consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all services within the business scope of Party B as may be determined from time to time by Party A, such as but not limited to technical services, business consultations, equipment or property leasing, marketing consultancy, system integration, product research and development, and system maintenance.

1.2           Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not accept any identical or similar consultations and/or services provided by any third party and shall not establish any similar cooperation relationship with any third party regarding the matters contemplated by this Agreement. The Parties agree that Party A may appoint other parties, who may enter into certain agreements described in Section 1.4 with Party B, to provide Party B with the services and/or consultations and/or services under this Agreement.

1.3           Both Parties agree that, if relevant governmental approvals, examination, or filings or registrations are necessary under the PRC laws and regulations for the technical service or business consultation provided by Party A or its designees as well as agreements entered into relating thereto, Party B shall be responsible to obtain such approval, examination, filings or registrations.

1.4           Service Providing Methodology

1.4.1        Party A and Party B agree that during the term of this Agreement and based on actual situation, Party B and Party A or its designees may enter into further technical service agreements and business consultation service agreements, which shall provide the specific contents, manner, personnel, and fees for the specific technical services and consulting services.

1.4.2        To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both Parties, directly or through their respective affiliates, may enter into equipment and assets lease agreements, under which Party A provides relevant equipment and assets for Party B’s use, at any time and from time to time based on the needs of the business of Party B.

2.             The Calculation and Payment of the Service Fees, and Provisions Regarding Profits and Losses

The parties agree that, with respect to the services provided by Party A to Party B under this Agreement, Party B shall pay Party A service fee which equals to 100% of its net income (the “Service Fee”).  The Service Fee shall be paid by month; with Party A’s prior written consent, the amount of the Service Fee may be adjusted based on Party B’s operation needs.  Party B shall, within 30 days after the last day of each month, (a) provide Party A with Party B’s management report and operational accounts for that month, including Party B’s net income of that month (“Monthly Net Income”); (b) pay 100% of the Monthly Net Income to Party A (“Monthly Payment”). Party B shall ,within 90 days after the end of each fiscal year, (a) provide Party A with Party B’s audited financial statements for that fiscal year, which shall be audited and certified by an independent accountant approved by Party A; (b) if the audited financial statements indicates that there are any deficiency in the total amount of the Monthly Payments made by Party B to Party A, Party B shall make up the difference to Party A.  The Parties agree that, if Party B’s operation incurs any losses, Party A shall bear such losses and shall compensate 100% of Party B’s losses, the methods of which include but are not limited to arrangement by Party A of a loan to Party B to support its continuing operation or other method negotiated and confirmed in writing by both Parties at that time.

3.             Intellectual Property Rights and Confidentiality Clauses

3.1           Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others.  Party B shall execute all appropriate documents, adopt all appropriate actions, submit all appropriate documents and/or application, provide all appropriate assistance, and make all other actions deemed as necessary based on Party A’s own discretion, to grant the ownership, rights and interests in such intellectual property to Party A, and/or improve the protection of such intellectual property of Party A.

3.2           The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of the other Party, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.3           The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.             Representations and Warranties

4.1           Party A hereby represents and warrants as follows:

4.1.1        Party A is a company legally registered and validly existing in accordance with the laws of China.

4.1.2        Party A has taken necessary corporate actions and been given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any express restrictions in law or otherwise binding or having an impact on Party A.

4.1.3        This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2           Party B hereby represents and warrants as follows:

4.2.1        Party B is a company legally registered and validly existing in accordance with the laws of China and has obtained governmental approvals and licenses necessary for the Principal Business;

4.2.2        Party B’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies to execute and perform this Agreement, which will not violate any express restrictions of the PRC laws and regulations.

4.2.3        This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

5.             Effectiveness and Term

5.1           This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be ten years. After the execution of this Agreement, both Parties shall review this Agreement every three months to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time.

5.2           The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6.             Termination

6.1           Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

6.2           During the term of this Agreement, unless Party A commits gross negligence, or a fraudulent act, against Party B, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement upon giving 30 days’ prior written notice to Party B at any time.

6.3           The rights and obligations of the Parties under Articles 3, 6.3, 7 and 8 shall survive the termination of this Agreement.

7.             Governing Law and Resolution of Disputes

7.1           The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

7.2           In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

7.3           Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8.             Indemnification

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A at the request of Party B, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

9.             Notices

9.1           All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below.  A confirmation copy of each notice shall also be sent by email.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

9.1.1        Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

9.1.2        Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2           For the purpose of notices, the addresses of the Parties are as follows:

Party A: Floor 6, Tower A, Galaxy Plaza, No.10 Jiu Xian Qiao Middle Road, Chaoyang District, 100016, Beijing

Fax: +8610-6437 4251

Party B: Room 517, Tongji Jiayuan Service Apartment, No.1033 Kangding Road, 2000041, Shanghai

Fax: +8621-5228 9716-810

9.3           Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

10.           Assignment

10.1         Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2         Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

11.           Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.           Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.           Language and Counterparts

This Agreement is written in both Chinese in two copies, each Party having one copy with equal legal validity.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Agreement as of the date first above written.

Party A: ChinaCache Network Technology (Beijing) Co., Ltd.

By:	/s/ Song Wang
Name: Song Wang
Title: Legal Representative

Party B: Shanghai Jnet Telcom Co., Ltd.

By:	/s/ Yong Sha
Name: Yong Sha
Title: Legal Representative